Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (hereafter referred to as the “Registration Statement”) of AIM Variable Insurance Funds (Invesco Variable Insurance Funds) of our reports dated February 14, 2023, relating to the financial statements and financial highlights of Invesco V.I. Conservative Balanced Fund and Invesco V.I. Equity and Income Fund, which appear in AIM Variable Insurance Funds (Invesco Variable Insurance Funds)’s Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 21, 2023